EXHIBIT 99.1

For Immediate Release	Contacts:	John Farr Chief Financial Officer 800.287.4383 investor.relations@pervasive.com Marian Kelley Director of Corporate Communications 512.231.6033 marian.kelley@pervasive.com

PERVASIVE COMPLETES ACQUISITION OF DATA JUNCTION;

ANNOUNCES NEW ORGANIZATIONAL STRUCTURE OPTIMIZED FOR GROWTH

Highly profitable innovator of data and application integration product line forms foundation for new integration products division within Pervasive

AUSTIN, TEXAS—December 8, 2003 – Pervasive Software® Inc. (Nasdaq: PVSW), a global value leader in data infrastructure software, today announced the completion of its acquisition of Data Junction Corporation, a pioneering data and application integration company with headquarters in Austin, Texas. Pervasive paid approximately $22.1 million in cash and 5 million shares of Pervasive common stock.

Data Junction brings important data integration and transformation technologies and products, which are highly complementary to Pervasive’s existing data management products, expertise and customer base. The acquisition significantly advances Pervasive’s strategy to be the global value leader in data infrastructure software, enabling businesses to capitalize on their data investments.

“Data is the lifeblood of all businesses – large or small,” said David Sikora, president and CEO, Pervasive Software. “And, being able to tap and use valuable information stored as data is essential to success. Our growing family of data infrastructure software products enables businesses to manage, integrate, analyze and secure their critical data, and provides the industry’s best combination of performance, reliability and cost.”

New Organizational Structure Optimized for Growth

“To strengthen our worldwide position for continued profitable growth, we are forming two divisions organized by product lines to foster a focused and scalable environment,” Sikora continued.

Serving more than 35,000 customers in 150 countries, Pervasive is now comprised of two divisions with a sales force organized by geography and a shared corporate services function. The former Data Junction president, Michael Hoskins, joins the Pervasive board of directors and becomes vice president and general manager of the Integration Products Division focused on data and application integration software. In addition, Suaad Sait, Pervasive vice president of marketing, steps up to lead the Database Products

Division as its vice president and general manager. Each is responsible for global strategy to drive product and market development for their respective divisions.

Goals for Combined Company

“Our primary goal is to continue to successfully and profitably build the database and integration businesses,” Sikora said. “In addition, we have identified and expect to benefit from multiple revenue synergies, which include selling Data Junction products to Pervasive customers, leveraging our solid international infrastructure to sell Data Junction products, as well as expanding enterprise sales opportunities for both product lines.”

Data Junction Background

Data Junction Corporation, founded in 1984, has operated profitably since 1990. The company is growing rapidly with approximately $14 million in annual revenue for its fiscal year 2003, up from $9.7 million in fiscal year 2002. Winner of more than 20 major industry awards, Data Junction has been a market leader in innovative integration technology with more than 25,000 customers, including major consulting firms and software vendors who embed the technology into their applications. Customers include systems integrator EDS; independent software vendor Cardiff Software, Inc.; and a wide range of end-users such as Automatic Data Processing, Inc., J.P. Morgan Chase & Co. and WebMD Corporation, who connect or help their customers connect disparate data sources to extend the value of their data.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in nearly every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the following: the strength of the database management software industry; the integration of the Data Junction management team and employees with the Pervasive management team and employees; the market opportunities available to the combined company; the ability of the combined company to realize its objectives of growing the market, maintaining industry leadership and achieving consistent profitability; the strategic and operational benefits to the merged company following the acquisition; the expectation of greater revenue opportunities, operating efficiencies and cost savings as a result of the merger; the relocation of Data Junction operations to Pervasive’s headquarters; the management and board composition of Pervasive following the merger; and the tax-free nature of the merger for U.S. federal income tax purposes. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including, without limitation, the following: the successful integration of Data Junction’s employees and technologies with those of Pervasive; fluctuations in demand for Pervasive’s and Data Junction’s products and solutions; the ability to successfully combine product offerings; the possibility that the business cultures of Pervasive and Data Junction are incompatible; possible development of marketing delays relating to product offerings; the introduction of new products by competitors or the entry of new competitors into the markets for Pervasive’s and Data Junction’s products. The operations of Pervasive and Data Junction may not be successfully integrated in a timely manner, or at all. Pervasive may not realize the anticipated benefits or synergies of the acquisition of Data Junction. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Pervasive’s most recent filings with the Securities and Exchange Commission (SEC) including its Registration Statement on Form S-4. Neither Pervasive nor Data Junction undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this press release.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.